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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

AXT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2009

Dear Stockholder:

        This year's annual meeting of stockholders will be held on Tuesday, May 26, 2009, at 10:00 a.m. local time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

        Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

        At the annual meeting we will review our activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

WILSON W. CHEUNG Chief Financial Officer and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, MAY 26, 2009

        TO THE STOCKHOLDERS:

        Notice is hereby given that the annual meeting of the stockholders of AXT, Inc., a Delaware corporation, will be held on Tuesday, May 26, 2009, at 10:00 a.m. local time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538, for the following purposes:

          1.     To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.

          2.     To ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

          3.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 2, 2009 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,
WILSON W. CHEUNG Chief Financial Officer and Corporate Secretary
Fremont, California April 15, 2009

IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2009

        Our Proxy Statement is attached. Financial and other information concerning AXT, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2008. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at www.cfpproxy.com/5130.

        The Annual Meeting will be held on Tuesday May 26, 2009, at 10:00 a.m. local time, for the following purposes:

        1.     To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.

        2.     To ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

        3.     To transact such other business as may properly come before the meeting.

        Our board of directors recommends a vote FOR Items 1 and 2 above. If you wish to attend the meeting in person, the meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538, which can be reached by the following directions:

        On highway 880 take the Auto Mall Pkwy exit and head east, and turn right into Technology Drive.

        On highway 680 take the Auto Mall Pkwy exit and head west, and turn left into Technology Drive.

 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors of AXT, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on May 26, 2009, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 15, 2009.

SOLICITATION AND VOTING

        Voting Rights and Outstanding Securities.    Only stockholders of record as of the close of business on April 2, 2009 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 30,512,899 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Shares of our Series A Preferred Stock are not entitled to vote on any matters at the meeting. Each stockholder of record as of that date is entitled to one vote for each share of our common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

        Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, and ratification of auditors.

        Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

        Vote Required.    If a quorum is present, the nominee for director receiving the highest number of votes will be elected as a Class II director. The affirmative vote of the holders of a majority of the shares of our Common Stock present or represented by proxy and voting at the annual meeting is required to approve the ratification of the selection of our independent auditors. Shares not present at the meeting and abstentions will have no effect on the election of directors. For the proposal to ratify the selection of our independent auditors, abstentions and broker non-votes will have no effect on the outcome of the proposal.

        Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted as the board of directors recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

        Voting by Telephone or the Internet.    If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save us expense by voting your shares by telephone or the internet. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms' individual arrangements. When you vote by phone, your vote is recorded immediately. We encourage our stockholders to vote using this method whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by phone or mail, will be superseded by the vote that you cast at the annual meeting. Telephone voting procedures are valid under Section 212(c)(2) of the Delaware General Corporation Law.

        How To Obtain A Separate Set of Voting Materials.    To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one AXT stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement and proxy card to stockholders who share the same address. The Annual Report on Form 10-K will be sent to you electronically or by mail upon request. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (510) 683-5900, or by writing us at: AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Investor Relations.

        Communicating with AXT.    You can obtain information about us by one of the following methods:

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  Our home page on the Internet, located at www.axt.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the Securities and Exchange Commission. Online versions of this Proxy Statement, our 2008 Annual Report on Form 10-K, and our letter to stockholders are located under the "Investors" section of our website at www.axt.com.

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  To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (510) 683-5900 or by email at: ir@axt.com.

        For all other matters, please contact our Investor Relations at (510) 683-5900, or send your correspondence to the following address:

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Attention: Investor Relations

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        We have a classified Board of Directors consisting of two Class I directors, one Class II director and one Class III director, who will serve until the annual meetings of stockholders to be held in 2011, 2009, and 2010, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Philip C.S. Yin resigned as Chairman and as a Class II director on March 17, 2009. Upon Dr. Yin's resignation, Mr. Jesse Chen, a director since 1998, was named non-executive Chairman of the Board of Directors. Pursuant to the terms of our Bylaws, following Dr. Yin's resignation, the Board of Directors has fixed the authorized number of Directors at four, eliminating any vacancy created by the resignation.

        The term of the Class II director will expire on the date of the upcoming annual meeting. Accordingly, one person is to be elected to serve as a Class II director of the Board of Directors at the meeting. Management's nominee for election by the stockholders to this position is the current Class II member of the Board of Directors, Mr. Jesse Chen. If elected, this nominee will serve as a director until our annual meeting of stockholders in 2012 and until his successor is elected and qualified. If the nominee declines to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

        If a quorum is present and voting, the nominee for Class II director receiving the highest number of votes will be elected as a Class II director. Abstentions and broker non-votes have no effect on the vote.

        The Board of Directors recommends a vote "FOR" the nominees named above.

        The following table sets forth, for our current directors, including the Class II nominee to be elected at this meeting, and non-director Executive Officers, information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since
Class I directors whose terms expire at the 2011 Annual Meeting of Stockholders:
Morris S. Young	Director	64	1989
David C. Chang	Director	67	2000
Class II director nominated for election at the 2009 Annual Meeting of Stockholders:
Jesse Chen	Chairman of the Board	51	1998
Class III director whose term expires at the 2010 Annual Meeting of Stockholders:
Leonard J. LeBlanc	Director	68	2003
Non-director Executive Officers:
Minsheng Lin	Chief Operating Officer	62
Davis Zhang	President, Joint Venture Operations	53
Wilson W. Cheung	Chief Financial Officer and Corporate Secretary	40
John J. Cerilli	Vice President, Global Sales and Marketing	54
Raymond A. Low	Vice President, Corporate Controller	52
Robert G. Ochrym	Vice President, Business Development	57

Members of the Board of Directors

        Morris S. Young, Ph.D. co-founded AXT in 1986. He is our former chief technology officer, having retired from that position effective December 31, 2006, and has served as one of our directors since 1989. Dr. Young served as our chairman of the Board of Directors from February 1998 to May 2004 and as our president and chief executive officer from 1989 to May 2004. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

        David C. Chang, Ph.D. has served as one of our directors since December 14, 2000. Dr. Chang has served as president of Polytechnic University in New York from 1994 to 2005 and chancellor from 2005 to present. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1981 to 1989. Dr. Chang is a member of the board of directors of Time Warner Cable. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheng Kung University, Taiwan.

        Jesse Chen has served as one of our directors since February 1998, was Chairman of the Board of Directors from May 2004 until October 2007, when he was appointed our lead independent director, and was re-appointed Chairman of the Board effective March 17, 2009. Since May 1997, Mr. Chen has served as a managing director of Maton Ventures, an investment company. From 1990 to 1996, Mr. Chen co-founded BusLogic, Inc., a computer peripherals company, and served as its chief executive officer. Mr. Chen serves on the board of directors of several private companies. Mr. Chen has a B.S. degree in aeronautical engineering from National Cheng Kung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

        Leonard J. LeBlanc has served as one of our directors since April 2003. Mr. LeBlanc was the executive vice president and chief financial officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. Mr. LeBlanc served as the acting chief financial officer and vice president of corporate development for Ebest, Inc., a privately held applications software company from February 2001 to September 2003. From March 1996 to July 1997, Mr. LeBlanc was the executive vice president of finance and administration and chief financial officer at Infoseek Corporation, an internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as senior vice president, finance and administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as executive vice president, finance and administration and chief financial officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc is the chairman of the board of directors and chair of the audit committee of Oplink Communications, Inc., a provider of optical manufacturing solutions and optical networking components. In May 2007, Mr. LeBlanc was certified as director of corporate governance by UCLA's Anderson School of Management. Mr. LeBlanc has B.S. and M.S. degrees from the College of Holy Cross, and an M.S. degree in finance from George Washington University.

Former Director

        Dr. Philip C.S. Yin served as a member of our Board of Directors throughout fiscal 2008. Dr. Yin joined AXT as our Chief Executive Officer in March 2005 and was appointed to the Board of Directors on April 22, 2005. In October 2007 Dr. Yin became the chairman of the Board of Directors. On March 17, 2009, Dr. Yin resigned as our Chief Executive Officer, as Chairman of the Board of Directors and as a director. From 2003 to February 2005, Dr. Yin served as general manager for North America of AIXTRON Inc., the world's leading manufacturer of MOCVD equipment used in the compound semiconductor industry. From 2002 to 2003, Dr. Yin was sole proprietor of Philip S. Yin Consulting, a consultant of semiconductor materials in areas of epitaxial deposition, silicon wafers and strategic business development. From 1999 to 2002, Dr. Yin was president of ATMI Epitaxial Services. Prior to that, Dr. Yin held positions as senior vice president, sales and marketing of Crysteco, and director of sales for Mitsubishi Silicon America. Dr. Yin also held various positions with Monsanto Electronics Materials and IBM Thomas J. Watson Research Center. Dr. Yin has a B.S. degree in physics from Villanova University and an M.S. and Ph.D. in material science from Brooklyn Polytechnic University. He is a member of the Electrochemical Society and the American Association for Crystal Growth.

Non-Director Executive Officers

        Minsheng Lin joined AXT in July 2005 as our Chief Operating Officer. From 1998 to June 2005, Mr. Lin was at Wafer Works Inc./Helitek Company Ltd., where he held executive level positions in operations and sales and marketing and was responsible for starting up the company's Taiwan operations and ramping up manufacturing and sales to mass production levels. From 1994 to 1998, Mr. Lin was director of facilities and quality assurance at MEMC Electronic Materials, Inc. In this position, Mr. Lin was involved in designing, constructing and commencing the company's Taiwan facilities on time and within budget. He set up a new quality team through local hiring and intensive training and established a total quality management system. From 1973 until 1994, Mr. Lin held other senior level operations, quality and engineering positions with MEMC Electronic Materials, Inc., National Semiconductor Corporation (Malaysia) and Nippon Electric Company. Mr. Lin has undergraduate and masters degrees in electronics engineering from the University of Tokyo.

        Davis Zhang co-founded AXT in 1986. He is our president, joint venture operations, and served as senior vice president, production from January 1994 until August 1999, as president of the substrate division from August 1999 to 2003 and as senior vice president of production since 2003. From 1987 to 1993, Mr. Zhang served as our senior production manager. Mr. Zhang studied mechanical engineering at Communication University, Beijing, China.

        Wilson W. Cheung joined AXT as vice president, corporate controller in May 2004 and was promoted that same month to Chief Financial Officer. From February 2001 to April 2004, Mr. Cheung was corporate controller of interWAVE Communications International Ltd. (now Alvarion, Ltd.), a publicly traded manufacturer of wireless voice and data communications systems. From 2000 to 2001, Mr. Cheung was senior finance manager of Yahoo! Inc., a global Internet products and services provider. Mr. Cheung spent more than eight years, from 1991 to 1999, in public accounting with KPMG and Deloitte & Touche, and served as a senior manager in Deloitte's San Francisco office from 1997 to 1999. From 1999 to 2000, Mr. Cheung served on the board of directors of the Hong Kong Association of Northern California. Mr. Cheung is a California certified public accountant, and a member of the American Institute of Certified Public Accountants, California Society of CPAs and the Financial Executives International. In May 2005, Mr. Cheung was certified as director of corporate governance by UCLA's Anderson School of Management. Mr. Cheung has a B.A. degree in Economics/Business from the University of California, Los Angeles.

        John J. Cerilli joined AXT as vice president of global sales and marketing in August 2005. Prior to joining AXT, from January 2004 to July 2005, Mr. Cerilli was head of sales and marketing for AIXTRON-AG in Aachen, Germany, where he was part of their Silicon Semiconductor Technologies team responsible for equipment sales in the USA, Europe and SE Asia. From 1976 until 2004, Mr. Cerilli held various executive level and management positions in wafer fab operations and capital equipment sales and marketing for National Semiconductor, Motorola, Intel, GTE Microcircuits, and Speedfam-IPEC. During this time, he also worked as vice president of sales and marketing for two leading semiconductor market research firms, Cahners-InStat and Semico Research Corporation.

Mr. Cerilli has a B.A. degree from Marist College in Poughkeepsie, New York, and an M.S. degree in Organizational Management from the University of Phoenix in Arizona.

        Raymond A. Low joined AXT as corporate controller in February 2005 and was promoted to vice president, corporate controller in July 2006. From June 2004 to February 2005, Mr. Low was an independent consultant on a Sarbanes Oxley assignment. From May 2002 to June 2004, Mr. Low was corporate controller of Therasense, Inc. (now Abbott Laboratories), a publicly traded manufacturer of blood glucose monitors. From April 2000 to May 2002, Mr. Low was corporate controller of RStar Networks Inc, a publicly traded internet service provider. From April 1998 to April 2000, Mr. Low was director of accounting for AT&T. Mr. Low spent three years in public accounting with BDO Seidman in San Francisco, and three years in public accounting with Deloitte & Touche in South Africa. Mr. Low is a California certified public accountant, and a member of the California Society of CPAs. Mr. Low is a past member of the chartered institute of management accountants in the United Kingdom. Mr. Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

        Robert G. Ochrym joined AXT as Vice President, Business Development in June 2005. Prior to AXT from 2003 to May 2005, Mr. Ochrym was national sales manager at Aixtron, Inc., where he was responsible for North American sales and marketing functions. From 1973 to 2003, Mr. Ochrym held various positions in sales and marketing, business development and product management at Uniroyal Optoelectronics, Northrop Grumman and Rhone-Poulenc, and had extensive involvement with rare earths and gallium businesses. Mr. Ochrym has a B.A. degree in Biology from Le Moyne College in Syracuse, New York.

 CORPORATE GOVERNANCE

Director Independence

        The Board of Directors (the "Board") has determined that, other than Morris S. Young, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

Executive Sessions

        Non-management directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Jesse Chen, as lead independent director, was designated by the Board to act as the presiding director for such executive sessions of non-management directors during 2008, and will reside over meetings as Chairman of the Board during 2009.

Committees and Meeting Attendance

        The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.axt.com. The Board held 5 meetings during the fiscal year ended December 31, 2008. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. All of our directors attended last year's annual meeting.

        The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Jesse Chen	✓	✓	✓ (Chair)
David C. Chang	✓	✓ (Chair)	✓
Leonard J. LeBlanc	✓ (Chair)	✓	✓
Number of Meetings:	9	4	1

Audit Committee

        The members of the Audit Committee during 2008 were David C. Chang, Jesse Chen and Leonard J. LeBlanc. The Board has determined that all Audit Committee members are "independent" as defined under the applicable Nasdaq listing standards and SEC rules and regulations and as such rules apply to audit committee members. The Board has determined that Mr. Leonard LeBlanc and Mr. Jesse Chen are both an "audit committee financial expert" as defined by the rules and regulations of the SEC. The Audit Committee's functions include:

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  overseeing the accounting, financial reporting and audit processes;

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  reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent registered public accounting firm;

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  reviewing the results and scope of audit and other services provided by the independent registered public accounting firm;

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  reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

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  reviewing our internal controls.

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and representatives of our independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review our critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm and with the Chief Executive Officer. We maintain procedures for the receipt, retention, and handling of complaints, including complaints made anonymously, which the Audit Committee oversees.

        For additional information concerning the Audit Committee, see "Report of the Audit Committee." and "Proposal No. 2 Ratification of Appointment of Independent Registered Public Accountants."

Compensation Committee

        The members of our Compensation Committee during 2008 were David C. Chang, Jesse Chen, and Leonard J. LeBlanc. The Board has determined that all members of the Compensation Committee are "independent" as the term is defined by applicable Nasdaq listing standards and SEC rules.

        The Compensation Committee has been delegated the responsibility by the Board to oversee the programs under which compensation is paid or awarded to our executive officers and to evaluate the performance of our executive officers. The Compensation Committee has been delegated the authority to: (i) oversee our compensation policies and practices; (ii) review and approve compensation and compensation procedures for our executive officers; (iii) oversee and approve director compensation, and (iv) oversee and approve equity awards to our employees, officers and directors. More specifically, the Compensation Committee's responsibilities include: overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; administering our incentive compensation and equity-based compensation plans, including our stock option plans; reviewing and approving compensation procedures for our executive officers; approving the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board's performance evaluation of the Chief Executive Officer; reviewing and approving the compensation of executive officers other than the Chief Executive Officer; approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and approving the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board. Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee. In addition, the Compensation Committee has engaged Compensia, an outside compensation consulting firm, to review our compensation programs for executive officers and to provide advice on executive officer compensation matters.

        The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Chief Executive Officer and the Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee periodically meets in executive session without members of management present. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside consultants by us to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

Nominating and Governance Committee

        The members of our Nominating and Governance Committee during 2008 were David C. Chang, Jesse Chen, and Leonard J. LeBlanc. The Board has determined that all members of the Nominating and Governance Committee are "independent" as the term is defined by applicable Nasdaq listing standards and SEC rules. The Nominating and Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis the adequacy of the corporate governance principles and guidelines adopted by the Board, overseeing the evaluation of the Board and committees of the Board, and adopting, approving, monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

Director Nominations

        Director Qualifications.    The Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board as described below under "Identification and Evaluation of Nominees for Directors." In evaluating such recommendations, the Nominating and Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

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  the appropriate size of our Board and its Committees;

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  the perceived needs of the Board for particular skills, background and business experience;

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  the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

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  nominees' independence from management;

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  applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

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  the benefits of a constructive working relationship among directors; and

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  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

        The Nominating and Governance Committee's goal is to assemble a Board of Directors consisting of a variety of perspectives and skills derived from high quality business and professional experience. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders. The Nominating and Governance Committee believes that it is preferable that at least one member of the Board should meet the criteria for an "audit committee financial expert" as defined by SEC rules. Under applicable listing requirements at least a majority of the members of the Board must meet the definition of "independent director." The Nominating and Governance Committee also believes it appropriate for one or more key members of our management to participate as a member of the Board.

        Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders.

        Identification and Evaluation of Nominees for Director.    The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Nominating and Governance Committee. Research may also be performed to identify qualified individuals.

        The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Nominating and Governance Committee. A stockholder's recommendation must be received by us prior to the date set forth above under "Deadline for Receipt of Stockholder Proposals." Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates. In order to be evaluated in connection with the Nominating and Governance Committee's established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 4281 Technology Drive, Fremont, CA 94538, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year's annual meeting of stockholders and must contain the following information:

  •
  the candidate's name, age, contact information and present principal occupation or employment;

  •
  a description of the candidate's qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

  •
  a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

        The Nominating and Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management, and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Governance Committee's judgment best suit the needs of the Board at that time.

Communications with Directors

        Stockholders may communicate with the Board by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate. Depending on the subject matter, management will forward the communication to the director or directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about us or it is a stock related matter; or not forward the communication if it is primarily commercial in nature, comprises spam, junk mail, mass mailings, product complaints or inquiries, job inquiries business solicitations, or relates to otherwise inappropriate material.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, which is available on our website under the "Investors" section at www.axt.com. In addition, we will provide a copy of the Code of Business Conduct and Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. We will disclose any amendment to the Code of Business Conduct and Ethics, or waiver of any of its provisions, applicable to an executive officer or director on our website at www.axt.com in the "Investors" section.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee are or have been an officer or employee of AXT. During fiscal 2008, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2008, none of our executive officers served on the Compensation Committee (or its equivalent) or on a board of directors of another entity any of whose executive officers served on our Compensation Committee or the Board.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at http://media.corporate-ir.net/media_files/irol/88/88339/march_Corporate_Governance_Guidelines.pdf. A printed copy of the guidelines may be obtained by any stockholder upon request.

 PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board has selected Burr, Pilger & Mayer LLP as independent registered public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2009. Burr, Pilger & Mayer LLP has acted in such capacity since its appointment in fiscal year 2004. A representative of Burr, Pilger & Mayer LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2008 by Burr, Pilger & Mayer LLP:

	Fiscal 2007	Fiscal 2008
Audit Fees (1)	$741,505	$716,725
Tax Fees	$—	$—
All Other Fees	$—	$—

    (1)    Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings or engagements.

Review of Auditor Independence

        The Audit Committee has determined that none of the services rendered by Burr, Pilger & Mayer LLP is incompatible with maintaining Burr, Pilger & Mayer LLP's independence as our independent registered public accounting firm.

Pre-approval of Audit Fees

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Vote Required and Board of Directors Recommendation

        Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in our best interests and those of our stockholders. If the stockholders do not ratify the appointment of Burr, Pilger & Mayer LLP, the Board may reconsider its selection.

        The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, will be required to ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm.

        The Board of Directors unanimously recommends a vote "FOR" the appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

 REPORT OF THE AUDIT COMMITTEE

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.

        The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Burr, Pilger & Mayer LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an "independent director" as defined in the listing standards for The Nasdaq Global Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is posted on our website at www.axt.com/investors.

        We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

        The Audit Committee has discussed and reviewed the audited financial statements with management, and has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (codification of Statement of Auditing Standards 380, as amended). The Audit Committee has met with Burr, Pilger & Mayer LLP, with and without management present, to discuss the overall scope of Burr, Pilger & Mayer's audit, the results of its examinations, its evaluation of the effectiveness of our internal control over financial reporting and the overall quality of our financial reporting.

        The Audit Committee has received from Burr, Pilger & Mayer LLP a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the independent registered public accounting firm's independence consistent with the rules of the Public Company Accounting Oversight Board, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

                      AUDIT COMMITTEE
                      Leonard J. LeBlanc, Chair
                      David C. Chang
                      Jesse Chen

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Programs and Philosophy

        Our philosophy is to provide a total compensation package that is competitive with the prevailing practices for our industry and markets. We believe that there should be a strong link between pay and performance, both at the Company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be made unless there has been strong Company performance as well as strong individual performance.

        Our compensation programs are intended to assure that our compensation and benefits policies attract, motivate and retain the key employees necessary to support our operations and our strategic growth. To meet these objectives, we have adopted the following overriding policies:

  •
  Pay total compensation that is competitive with the practices of other companies of similar size and in similar industries;

  •
  Use total cash compensation (salary plus annual cash bonus, payable quarterly) to recognize appropriately each individual officer's scope of responsibility, role in the organization, experience and contributions;

  •
  Reward performance by:

  •
  providing short-term bonus compensation by establishing a bonus plan to reward achievement at specified levels of financial and individual performance, with a significant portion of each executive's goals related to key financial measures, including company-specific measures comprising achievement of targeted revenue, gross profit and operating expense levels, all being line items upon which executive officer performance can have a significant impact and that can show beneficial financial performance improvement and therefore value to stockholders, and a significant portion being goals specific to each individual executive officer that represent an advance over current conditions rather than a continuation of previous operating conditions; and

  •
  providing long-term incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Components of Our Compensation Program

        There are five major elements that comprise our executive officer compensation programs: (i) base salary; (ii) annual cash bonus, payable quarterly; (iii) long-term incentives, such as stock options; (iv) retirement benefits provided under a 401(k) plan; and (v) perquisites and benefit programs that are generally available to all of our employees. In addition, we provide certain benefits to U.S. employees who spend a significant amount of their time in our Beijing facilities. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform, and rewarding them for achievement at specified levels of financial and individual performance. Our stock option grants and restricted stock awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals, our growth, and to retaining key employees. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation programs.

        These policies were established by our Compensation Committee (the "Committee") in setting executive officer compensation, including the assessment of the appropriate allocation between current cash compensation, short-term bonus compensation, and long-term compensation. Other considerations include our business objectives, competitive practices and trends, and regulatory requirements.

Oversight of Executive Compensation and Role of Management

        Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq, Securities and Exchange Commission and Internal Revenue Code rules. The Committee operates under a written charter adopted by our Board. A copy of the charter is available under the "Investors" section on our website at http://www.axt.com.

        In setting officer compensation, the Committee met regularly with our former Chief Executive Officer, Dr. Yin, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Dr. Yin made recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees for fiscal 2008 compensation. The Committee considers, but is not bound by and did not always accept, Dr. Yin's recommendations with respect to executive compensation, as he is well placed to know what would motivate his team financially, both in terms of long-term and short-term compensation. For fiscal 2008, the Committee considered the advice of independent compensation consultants Compensia, Inc. concerning executive compensation levels.

        The Committee reviews the compensation programs applicable to executive officers on an annual basis, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive's compensation package, and other than performance against the annual bonus plan, which is reviewed quarterly. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive's past and expected future contributions to our business.

        Dr. Yin attended most of the Committee's meetings, but the Committee also regularly held executive sessions not attended by any members of management or non-independent directors. The Committee discussed Dr. Yin's compensation package with him, but made decisions with respect to Dr. Yin's compensation without him present. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

        Dr. Yin provided recommendations regarding the design of our fiscal 2008 compensation program to the Committee and the individual compensation packages for executive officers. While he was our Chief Executive Officer, Dr. Yin was responsible for bringing recommended compensation actions involving his direct reports to the Committee for approval, but was not authorized to implement compensation changes for any of his direct reports. During Committee meetings at which compensation actions involving Dr. Yin's direct reports were discussed, Dr. Yin took an active part in the discussions. Although Dr. Yin provided input into his own fiscal 2008 compensation, during Committee meetings at which compensation actions involving Dr. Yin were discussed, Dr. Yin was not present and did not participate in the discussions. As the Committee comprises all of the independent directors on the Board, the Committee does not bring recommended compensation actions involving the executive officers to the Board for its concurrence, and unilaterally approves compensation for all executive officers including our Chief Executive Officer.

Reliance on Compensation Consultants

        The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and, for fiscal 2008, the Committee retained Compensia, Inc. and independent compensation consultant, to assist in evaluating our executive officer compensation policies and our overall levels of executive compensation. Compensia was retained to review our executive compensation practices, and aid us in developing a set of executive compensation guiding principles that provide the framework for our compensation programs. Compensia reviewed for the Committee the emerging trends and best practices among similarly-situated companies, including pay-for-performance orientation, cash compensation, equity compensation, stock ownership guidelines, employment and change of control agreements, and other matters important for the Committee to review in connection with setting fiscal 2008 executive compensation.

        Compensia advised the Committee on all of the principal aspects of executive compensation, including base salaries and annual and long-term incentives. Compensia reported on its evaluation of the competitiveness of our current executive officer compensation program as compared to peer companies, and advised on recommendations for changes in the current executive compensation program. Compensia provided market information about the competitive framework for executive pay and performance benchmarking followed by Compensia in its evaluation of our executive officer compensation programs, including current equity compensation trends and developments. Compensia provided information concerning equity compensation alternatives that could be considered by the Committee, the considerations raised by each alternative, and suggested possible long-term performance-based compensation, the possible terms of long-term incentive awards, and the benefits and risks of equity programs consisting of option grants, grants of restricted stock, or performance shares, or some combination of each. Compensia provided initial parameters of an equity strategy framework that the Committee continues to consider for future implementation.

        A representative of Compensia attended several meetings of the Committee during late fiscal 2007 in connection with its review of compensation practices for fiscal 2008, at which time proposals for performance-based equity compensation, including time-based and performance-based restricted stock awards, and changes to the incentive bonus program, were discussed. In addition, representatives of Compensia communicated with the chair of the Committee outside of meetings with the Committee. Compensia reported to the Committee rather than to management, although the consultant met with management from time to time for purposes of gathering information. The Committee expects to continue to rely on advice provided by Compensia in future years, and obtained a report from Compensia in connection with setting fiscal 2009 compensation. Compensia has not provided any other services to us and has received no compensation other than with respect to the services provided to the Committee.

Compensation Benchmarking.

        In fiscal 2007, in order to determine each officer's target total annual cash compensation (salary and bonuses) for fiscal 2008, in October 2007, the Committee reviewed compensation information from a group of 13 companies prepared by Compensia, with input from our management, and included companies with a similar market capitalization to ours, similar annual revenues, and who come from high-technology industries in which we compete for executive officer employees. The Committee reviewed similar information from this same peer group in evaluating and setting executive officer compensation for fiscal 2009.

        The peer group consisted of the following companies:

  Advanced Analogic Technologies Inc.
  Alliance Fiber Optic Products, Inc.
  Avanex Corporation
  California Micro Devices
  Electroglas, Inc.
  Endwave Corporation

  Integrated Silicon Solution, Inc.
  Nanometrics Incorporated
  Nextest Systems Corporation
  Oplink Communications, Inc.
  Optical Communication Products, Inc.
  Therma-Wave, Inc.

        Data on the compensation practices of the above-mentioned peer group was gathered by Compensia through searches of publicly available information, including publicly available databases. The Committee relied upon Compensia to benchmark target cash compensation levels against the above peer group. Peer group data was gathered by Compensia with respect to base salary, actual total cash compensation, target total cash compensation, annual and long term incentives, actual total direct compensation and target total direct compensation. It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

Base Salary

        The Committee generally reviews executive compensation each October or November for the next fiscal year. To establish executive compensation for fiscal 2008, the Committee reviewed the report of Compensia described above, as well as the recommendations of Dr. Yin, an evaluation of the achievement of our operating plan for fiscal 2007, and the increased goals set in the fiscal 2008 operating plan.

        Compensia analyzed compensation payable to our executive officers compared to the peer group, and reported on our current executive officer compensation arrangements, by officer, including base salary, target bonus, total target cash compensation, vested and unvested stock options, equity ownership and percentage ownership. Compensia reviewed the cash compensation levels and performance relative to competitive practices.

        Based on the information provided by Compensia, the Committee found that on average, our target total direct compensation is slightly below the market 50th percentile of our market peers due to low annual equity values, reflecting the fact that a number of our executive officers have been with us for two years or less, and that our base salary and target total cash compensation was below the median level for certain executives. In order to bring cash compensation more in line with our compensation guiding principles, Compensia suggested adjustments to individual executive officer compensation for fiscal 2008. The Committee's goal is to target base pay for each executive officer at or above the median level among the peer group, although the Committee has also set a goal to allocate over time a larger portion of total compensation to short- and long-term incentive compensation, and therefore to allocate a greater proportion of total compensation to annual cash bonuses and equity awards.

        Although the Committee confirmed that it remains committed to increasing the allocation of total compensation to long-term incentive compensation, based on our low average total target and direct compensation compared to our peer group, the Committee decided to leave a substantial portion of total compensation allocated to total target and direct compensation for fiscal 2008. The Committee also considers other factors such as job performance, skill set, prior experience, the executive's time in his position and/or with us, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain key executives, and market conditions generally; provided that we are also committed to controlling fixed costs in order to maintain profitability. After reviewing such factors, and noting our historically low compensation levels, and the fact that compensation had generally been held static while we focused on remediation of our quality control problems, the Committee increased the base salaries of each of the named executive officers for fiscal 2008. In addition, the Committee, in order to incentivize and reward exceptional goal achievement, reviewed and revised the key officer bonus program, in order to enable it to reward achievement of Company goals, and allow total compensation to be more competitive as a whole, while taking into account our growth expectations.

        The salary increases were made based in part on the results of data provided by Compensia, and in part upon recommendations from Dr. Yin. The Committee generally accepted Dr. Yin's recommendations as to base salary and target bonus compensation for each of the executive officers, and determined that the increases were appropriate to adequately compensate and reward each such executive officer, given the market data. The increase was also done to recognize our improved financial performance during fiscal 2007, and to ensure that our base salaries remained competitive with our peer group performance.

        For fiscal 2009, Compensia again reviewed for the Committee the emerging executive compensation trends and developments and provided a report based upon our guiding principles in light of these trends and developments. Compensia summarized the competitiveness of our executive pay program, presented a detailed executive compensation analysis, and suggested changes to our executive compensation levels in light of their findings. Compensia noted that on average, our target total direct compensation remains slightly below the market 50th percentile due to low annual equity values, and suggested adjustments to individual executive officer compensation for fiscal 2009, as set forth in the materials. However, due to the slowdown in the economy and the impact on our business in the second half of fiscal 2008, as well as the need to control costs for fiscal 2009, the Committee decided that salaries for our named executive officers would remain essentially unchanged for fiscal 2009 as follows:

Minsheng Lin	$261,000
Wilson W. Cheung	$240,000
Davis Zhang	$235,200
John J. Cerilli	$207,000
Robert G. Ochrym	$190,000
Former Chief Executive Officer
Philip C.S. Yin	$340,000

Key Executive Bonus Plan

        We maintain an annual incentive bonus program for key executive officers to encourage and award achievement of our business goals and to assist us in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation (the "Bonus Plan"). Based on these and the objectives described above, the form of the Bonus Plan was initially approved by the Committee for fiscal 2006. Thereafter, the Committee has extended operation of the Bonus Plan for fiscal years 2007 and 2008, with revised metrics to reflect the revisions in the 2008 operating plan compared to the 2007 operating plan.

        In adopting the Bonus Plan, the Committee confirmed that its philosophy was to use total cash compensation (salary plus annual cash bonus) to recognize appropriately each individual officer's scope of responsibility, role in the organization, experience and contributions. Although the Committee did not commission a third-party survey when first implementing the Bonus Plan prior to fiscal 2006, Compensia reviewed the terms of the Bonus Plan, and considered the target and actual payments under the Bonus Plan in its evaluation of our executive officer compensation for fiscal 2008.

        Cash bonuses are paid quarterly under the Bonus Plan in order to motivate the achievement of our business goals, and are based in part upon achievement of Company financial measures and in part upon individual performance metrics established for each executive officer that include both financial and operating metrics. The Committee designed the Bonus Plan to reward achievement at specified levels of financial and individual performance, with a significant portion of each executive's goals related to key financial measures.

        Company performance goals were established in December 2007 for fiscal 2008, in connection with the development of the annual budget. Specific individual goals, applicable to each executive officer, are established each quarter for the following quarter. For fiscal 2008, the shared financial goals applicable to all executive officers under the Bonus Plan included achievement of predetermined revenues, gross profit and operating expense levels, with 60% of the total target bonus based upon achievement of these shared financial goals. Achievement of target revenue represented 20%, achievement of target gross profit represented 20% and achievement of target operating expenses represented 20% of the total corporate objectives. The target Company metrics represent an increase of 10% over the results established in the fiscal 2008 operating plan, and so represent a stretch from the operating plan before bonuses can be earned. We use revenue, gross profit and operating expense levels because these three operational metrics focus the executive officer team on overall business growth and profitability, provide direct "line-of-sight" between decisions and outcomes and are key factors that influence our financial results, and thus stockholder value. We exclude estimated share-based compensation expense from the calculation. We believe that this pro forma metric, rather than GAAP-based metric, enable evaluation of operating results on a consistent and comparable basis. The maximum bonus payable to any executive officer under the 2008 Bonus Plan was 120% of the target bonus established for such executive officer.

        The remaining 40% of the target bonus was based upon achievement of individual goals set for each executive officer quarterly. These targets included achievement of specific tasks applicable to the individual executive officer, varied by executive officer and changed from quarter to quarter. The individual metrics were determined by our Chief Executive Officer prior to each quarter, and for the Chief Executive Officer, were approved by the Committee. Ten percent of the remaining 40% of the target bonus was subject to the discretion of our Chief Executive Officer.

        The Committee does not have discretion to increase bonuses under the Bonus Plan, but retains the discretion to decrease bonuses paid even if the performance goals are achieved, although the Committee has not in the past utilized such discretion. Bonuses are payable in cash; we do not maintain any program that allows an executive to defer any portion of his salary or bonus, and we do not maintain a deferred compensation plan.

        The performance goals and their respective weightings were altered from fiscal years prior to 2006 in order to better align bonus compensation and goals for our executives with the achievement of Company performance, to more adequately base such performance on achievement of Company financial success, to streamline administration of the plan, and to better reflect the executives' roles. For instance, the Committee determined that the shared financial goals of achievement of revenues, gross profit and operating expense levels were all line items upon which executive performance can have a significant impact and that can show beneficial financial performance improvement and therefore value to stockholders. The Committee discussed whether established measures should result in partial bonus payments to executives even if financial performance was not improved from the prior year, and determined to establish a plan that would not reward performance on one of the established metrics if performance of such metric did not represent an improvement from the prior year's performance.

        The fiscal 2008 target bonuses were as follows:

Named Executive Officer	Amount	Percentage of Salary of Fiscal 2008 Target Bonus
Minsheng Lin	$114,840	44.0%
Davis Zhang	$70,000	29.8%
Wilson W. Cheung	$96,000	40.0%
John J. Cerilli	$82,800	40.0%
Robert G. Ochrym	$104,500	50.0%
Former Officer
Philip C.S. Yin	$187,000	55.0%

        In fiscal 2008, we, on average, did not meet performance targets specified for fiscal 2008 for revenue, gross profit and operating expense levels, and did not meet all individual metrics. Executive officers achieved approximately 69.7% of the maximum total target bonus amounts, based on Company and individual performance in fiscal 2008. Bonuses were paid quarterly, with the final bonus payment made following the end of fiscal 2008, in March of 2009. Actual bonuses paid to our named executive officers under the Bonus Plan for fiscal 2008 were:

Named Executive Officer	Amount	Percentage of Salary Earned in Fiscal 2008
Minsheng Lin	$81,906	31.4%
Davis Zhang	$46,299	19.7%
Wilson W. Cheung	$69,573	29.0%
John J. Cerilli	$54,459	26.3%
Robert G. Ochrym	$70,131	36.9%
Former Officer
Philip C.S. Yin	$131,362	38.6%

        For fiscal 2009, the committee has revised the Bonus Plan to provide that achievement if corporate targets will represent 80% of the total bonus and achievement of individual targets will represent 20% of the total bonus. The corporate targets will be comprised of four financial targets: revenue, gross profit, operating expenses and net income, weighted 10% for each target other than net income, which represents 50% of the total bonus. The threshold achievement for each corporate target is 90% of our 2009 operating plan for such target for such quarter, and the maximum achievement for each corporate target is 120% of our operating plan for such target for such quarter. A minimum threshold net income level must be achieved before any bonus will be payable. In the event that actual net income is negative for any particular quarter, no bonus will be paid. The target bonus for each named officer for fiscal 2009 is as follows:

Minsheng Lin	46%
Wilson W. Cheung	42%
Davis Zhang	32%
John J. Cerilli	42%
Robert G. Ochrym	53%

Long-Term Incentive Compensation

        Historically we have provided long-term incentive compensation through awards of stock options that generally vest over multiple years. Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us despite a very competitive labor market. The Committee believes that appropriate equity incentives are critical to attracting and retaining the best employees in its industry, and that stock options can be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our performance in the future.

        The number of options the Committee grants to each executive officer and the vesting schedule for each grant is determined based on a variety of factors, including the Committee's goal to increase the proportion of compensation awarded to executive officers as long-term incentive compensation. We determined that the value of our equity awards has historically been below the 25th percentile of the peer group mentioned above, based on the information provided by Compensia, and so have increased the size of equity awards relative to the increases made in cash compensation.

        In its evaluation of fiscal 2008 equity grants, the Committee noted that on average our executive officers continue to have low annual equity values compared to our peer group, reflecting the fact that a number of our executive officers have been with us for two years or less. Accordingly, the Committee proposed increased grants based on target ownership levels suggested by Compensia. In light of market changes and the importance of employee retention, the Committee considered other types of awards, including restricted stock and performance shares, as a viable means of attracting and retaining key executives. Although the Committee has continued periodically to review a mix of stock options, restricted stock and performance restricted stock units that may be awarded to the executive officers, to date only stock options have been awarded to our executive officers.

        The Committee grants equity awards to executive officers only at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval. All grants of stock options or other equity awards to newly-hired employees are made by the Committee at regularly scheduled quarterly meetings, unless the Board or the Committee determine that unusual circumstances, such as in the case of retention of an executive officer or directors, call for consideration of the grant of awards other than at a regular quarterly meeting, in which case consideration of and action with respect to such awards shall take place at a special meeting, and not by unanimous written consent.

        All equity awards are granted effective as of the date (the "Grant Date") of such meeting, provided that if public announcement of material information other than quarterly earnings is anticipated, the Grant Date may be deferred at the discretion of the Board or Committee until the second trading day after release of such information. Except as otherwise provided in the stock option plan with respect to grants of incentive stock options (including tandem stock appreciation rights in conjunction with such options) to certain large stockholders, the exercise price of all options and stock appreciation rights granted at regular quarterly meetings shall be the closing price of our Common Stock on the Grant Date, as reported by the Nasdaq Global Market.

        The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

        We do not maintain a non-qualified deferred compensation plan, other than our AXT, Inc. Employee Savings and Retirement Plan (the "401(k) Plan"). The tax-qualified 401(k) Plan provides for broad-based employee participation. Under the 401(k) Plan, all of our employees are eligible to receive matching contributions from us that are subject to vesting over time. We allow all full-time participants to contribute up to 10% of their earnings to the 401(k) Plan with a discretionary matching amount provided by us. We do not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

        We also offer a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, income protection, wellness programs, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

        In fiscal 2008, the executive officers were eligible to receive health care coverage that is generally available to other employees. In addition, expatriate employees at the level of director and above receive additional time off in addition to the vacation time typically provided to other employees.

        The 401(k) Plan and other generally available benefit programs allow us to remain competitive for key employees, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive's total compensation or equity award package.

        We evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines

        The Board has not adopted stock ownership guidelines applicable to our executive officers or directors.

Compensation of the Chief Executive Officer

        During fiscal 2008, Dr. Yin, our former Chief Executive Officer, received a salary of $340,000. In setting Dr. Yin's salary, target bonus and stock option grant, the Committee relied on market-competitive pay data provided by Compensia. The Committee also took into consideration the overall compensation policies discussed above. As explained under "Key Executive Bonus Plan" above, applying the bonus formula put into place at the beginning of fiscal 2008 to our actual performance for the year resulted in a bonus to Dr. Yin of $131,362. Dr. Yin was additionally granted an option to purchase 110,550 shares of common stock in fiscal 2008. All of the stock options granted are subject to time-based vesting over a four year period. Dr. Yin resigned as our Chief Executive Officer on March 17, 2009. No severance or other benefits payable as a result of his resignation have yet been agreed with Dr. Yin. If we agree to pay any such benefits after the date of this proxy statement, disclosure will be made thereof by filing a current report with the Securities and Exchange Commission.

Accounting and Tax Considerations

        In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group.

When determining how to apportion between differing elements of compensation, the goal is to meet our objectives while maintaining cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the affordability level.

        In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in our control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not meet the requirements of Section 409A. We structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

        In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be considered "performance-based" compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under Section 162(m). Our Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in our best interests. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Report of the Compensation Committee

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        We, the Compensation Committee of the Board of Directors of AXT, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

                      THE COMPENSATION COMMITTEE
                      David C. Chang, Chair
                      Leonard J. LeBlanc
                      Jesse Chen

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2006, 2007, and 2008, by our former Chief Executive Officer, our Chief Financial Officer, and our three other most highly- compensated executive officers (the "named executive officers"):

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)(22)
Minsheng Lin	2008	$261,000	$134,380	$81,906	$61,275	(3)	$538,561
Chief Operating Officer	2007	$228,050	$36,283	$89,246	$58,144	(4)	$417,723
	2006	$198,806	$23,221	$91,503	$42,294	(5)	$355,824
Davis Zhang	2008	$235,200	$39,409	$46,299	$23,383	(6)	$344,291
President, Joint Venture	2007	$235,200	$36,208	$63,646	$23,383	(7)	$358,437
Operations	2006	$224,000	$81,788	$62,162	$27,044	(8)	$394,994
Wilson W. Cheung	2008	$240,000	$103,156	$69,572	$9,490	(9)	$422,218
Chief Financial Officer and	2007	$224,000	$66,865	$54,928	$7,784	(10)	$353,577
Corporate Secretary	2006	$194,806	$54,021	$57,491	$7,126	(11)	$313,444
John J. Cerilli	2008	$207,000	$60,374	$54,459	$23,831	(12)	$345,664
Vice President, Global Sales	2007	$200,000	$20,943	$70,570	$23,810	(13)	$315,323
& Marketing	2006	$174,327	$9,666	$72,778	$18,700	(14)	$275,471
Robert G. Ochrym	2008	$190,000	$39,492	$64,430	$25,659	(15)	$319,581
Vice President, Business	2007	$180,000	$15,013	$63,872	$23,114	(16)	$281,999
Development	2006	$140,000	$7,943	$70,131	$22,362	(17)	$240,436
Former Officer:
Philip C. S. Yin(18)	2008	$340,000	$240,645	$131,362	$60,092	(19)	$772,099
Former Chairman and	2007	$297,000	$85,206	$110,394	$54,621	(20)	$547,221
Chief Executive Officer	2006	$220,000	$60,175	$116,292	$50,390	(21)	$446,857

(1)
Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment," ("SFAS No. 123(R)"). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by us in fiscal 2008 for option awards as determined pursuant to SFAS No. 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions. These compensation costs reflect option awards granted in and prior to fiscal 2006, 2007 and 2008. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Amounts consist of bonuses earned for services rendered in fiscal 2008. Performance-based bonuses are generally paid under our Key Officer Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Includes amounts earned for the fourth quarter of fiscal 2008, but not paid until March, 2009.

(3)
Includes a $27,153 housing allowance, a $21,610 spouse travel allowance, our matching contribution of $7,153 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Lin of $5,359 in term life insurance premiums.

(4)
Includes a $20,349 housing allowance, a $24,976 spouse travel allowance, our matching contribution of $7,568 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Lin of $5,251 in term life insurance premiums.

(5)
Includes a $15,385 housing allowance, a $17,122 spouse travel allowance, our matching contribution of $7,307 in under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Lin of $2,480 in term life insurance premiums.

(6)
Includes a $14,043 housing allowance, our matching contribution of $7,802 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Zhang of $1,538 in term life insurance premiums.

(7)
Includes a $14,043 housing allowance, our matching contribution of $7,802 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Zhang of $1,538 in term life insurance premiums.

(8)
Includes a $17,963 housing allowance, our matching contribution of $8,115 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Zhang of $966 in term life insurance premiums.

(9)
Includes our matching contribution of $6,390 under the tax-qualified 401(k) Plan, a $2,458 spouse travel allowance and our payment on behalf of Mr. Cheung of $642 in term life insurance premiums.

(10)
Includes our matching contribution of $7,171 under the tax-qualified 401(k) Plan and our payment on behalf of Mr. Cheung of $613 in term life insurance premiums.

(11)
Includes our matching contribution of $6,891 under the tax-qualified 401(k) Plan and our payment on behalf of Mr. Cheung of $235 in term life insurance premiums.

(12)
Includes $18,000 housing allowance, our matching contribution of $4,128 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Cerilli of $1,703 in term life insurance premiums

(13)
Includes $18,000 housing allowance, our matching contribution of $4,149 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Cerilli of $1,661 in term life insurance premiums

(14)
Includes $18,000 housing allowance and our payment on behalf of Mr. Cerilli of $700 in term life insurance premiums.

(15)
Includes $18,000 housing allowance, our matching contribution of $5,245 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrymi of $2,414 in term life insurance premiums

(16)
Includes $18,000 housing allowance, our matching contribution of $2,880 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $2,234 in term life insurance premiums.

(17)
Includes $18,000 housing allowance, our matching contribution of $3,231 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $1,131 in term life insurance premiums.

(18)
Dr. Yin resigned as Chief Executive Officer and Chairman of the Board effective March 17, 2009.

(19)
Includes a $7,200 car allowance, a $5,485 housing allowance, a $17,122 spouse travel allowance, our matching contribution of $5,158 under the tax-qualified 401(k) Plan, and our payment on behalf of Dr. Yin of $12,249 in term life insurance premiums.

(20)
Includes a $7,200 car allowance, a $30,000 housing allowance, our matching contribution of $5,377 under the tax-qualified 401(k) Plan, and our payment on behalf of Dr. Yin of $12,044 in term life insurance premiums.

(21)
Includes a $7,200 car allowance, a $30,000 housing allowance, our matching contribution of $6,480 under the tax-qualified 401(k) Plan, and our payment on behalf of Dr. Yin of $6,710 in term life insurance premiums.

(22)
Payments made in Chinese renminbi are reported in this table in U.S. dollars, based on the average exchange rate during the fiscal year for which the compensation was reported. Amounts reported are based on an average dollar-to-renminbi exchange rate of $0.1460 in 2008, $0.1313 in 2007, and $0.1282 in 2006.

        Our executive compensation program is structured so that a portion of our executives' targeted total compensation is "at risk" (in the form of stock option grants and bonus payments under our Bonus Plan) and therefore dependent upon our results. In determining the "at risk" proportion between cash and equity among our total mix of compensation, we consider the employee position and responsibilities, ability to impact our results, and the competitive market for executive talent in our industry. We strive to balance the components of our compensation program appropriately in light of these factors.

Grants of Plan-Based Awards

        The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2008 to our named executive officers:

2008 GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Minsheng Lin	10/31/08				60,150	$1.59	$89,022
	10/19/07	$0	$114,480	$137,376
Davis Zhang	10/31/08				21,450	$1.59	$31,746
	10/19/07	$0	$70,000	$84,000
Wilson W. Cheung	10/31/08				44,550	$1.59	$65,934
	10/19/07	$0	$96,000	$115,200
John J. Cerilli	10/31/08				15,000	$1.59	$22,200
	10/19/07	$0	$82,800	$99,360
Robert Ochrym	10/31/08				21,600	$1.59	$31,968
	10/19/07	$0	$104,500	$125,400
Former Officer:
Philip C.S. Yin	10/31/08				110,550	$1.59	$163,614
	10/19/07	$0	$187,000	$224,400

(1)
We award bonuses pursuant to the Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board at the beginning of each fiscal year. See "Compensation Discussion and Analysis—Plan-Based Awards." The actual amount paid to each named executive officer for the fiscal year ended December 31, 2008 is set forth in the Summary Compensation Table under the heading, "Non-Equity Incentive Plan Compensation."

(2)
The value of an option award is based on the fair value as of the grant date of such award determined pursuant to SFAS No. 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Minsheng Lin	85,417		14,583	(2)	$1.21	7/11/2015
	3,250		750	(3)	$1.33	9/2/2015
	8,125		6,875	(4)	$4.81	10/27/2016
	11,696		28,404	(5)	$6.31	10/22/2017
	—		60,150	(6)	$1.59	10/31/2018
Davis Zhang	58,000	(7)	—		$2.19	11/22/2012
	172,900	(8)	—		$1.38	7/21/2013
	50,000		—	(9)	$1.18	8/13/2014
	40,625		9,375	(10)	$1.33	9/2/2015
	8,125		6,875	(11)	$4.81	10/27/2016
	4,171		10,129	(12)	$6.31	10/22/2017
	—		21,450	(13)	$1.59	10/31/2018
Wilson W. Cheung	40,000	(14)	—		$2.24	5/17/2014
	7,000		—	(15)	$1.18	8/13/2014
	40,625		9,375	(16)	$1.33	9/2/2015
	8,125		6,875	(17)	$4.81	10/27/2016
	8,663		21,037	(18)	$6.31	10/22/2017
	—		44,550	(19)	$1.59	10/31/2018
John J. Cerilli	29,167		5,833	(20)	$1.25	8/29/2015
	8,125		6,875	(21)	$4.81	10/27/2016
	5,104		17,500	(22)	$6.31	10/22/2017
	—		15,000	(23)	$1.59	10/31/2018
Robert G. Ochrym	3,875		3,125	(24)	$1.32	6/1/2015
	2,844		656	(25)	$1.33	9/2/2015
	5,417		4,583	(26)	$4.81	10/27/2016
	2,013		4,887	(27)	$6.31	10/22/2017
	—		21,600	(28)	$1.59	10/31/2018
Former Officer:
Philip C. S. Yin	225,000		15,000	(29)	$1.17	3/28/2015
	24,375		5,625	(29)	$1.33	9/2/2015
	13,542		11,458	(29)	$4.81	10/27/2016
	21,496		52,204	(29)	$6.31	10/22/2017
	—		110,550	(29)	$1.59	10/31/2018

(1)
Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)
The option was granted on 7/11/2005. Assuming continued employment with us, the shares will become fully exercisable on 7/11/2009.

(3)
The option was granted on 9/2/2005. Assuming continued employment with us, the shares will become fully exercisable on 9/2/2009.

(4)
The option was granted on 10/27/2006. Assuming continued employment with us, the shares will become fully exercisable on 10/27/2010.

(5)
The option was granted on 10/22/2007. Assuming continued employment with us, the shares will become fully exercisable on 10/22/2011.

(6)
The option was granted on 10/31/2008. Assuming continued employment with us, the shares will become fully exercisable on 10/31/2012.

(7)
The option was granted on 11/22/2002. The shares became fully exercisable on 11/22/2006.

(8)
The option was granted on 7/21/2003. The shares became fully exercisable on 7/21/2006.

(9)
The option was granted on 8/13/2004. Assuming continued employment with us, the shares will become fully exercisable on 8/13/2008.

(10)
The option was granted on 9/2/2005. Assuming continued employment with us, the shares will become fully exercisable on 9/2/2009.

(11)
The option was granted on 10/27/2006. Assuming continued employment with us, the shares will become fully exercisable on 10/27/2010.

(12)
The option was granted on 10/22/2007. Assuming continued employment with us, the shares will become fully exercisable on 10/22/2011.

(13)
The option was granted on 10/31/2008. Assuming continued employment with us, the shares will become fully exercisable on 10/31/2012.

(14)
The option was granted on 5/17/2004. Assuming continued employment with us, the shares will become fully exercisable on 5/17/2008.

(15)
The option was granted on 8/13/2004. Assuming continued employment with us, the shares will become fully exercisable on 8/13/2008.

(16)
The option was granted on 9/2/2005. Assuming continued employment with us, the shares will become fully exercisable on 9/2/2009.

(17)
The option was granted on 10/27/2006. Assuming continued employment with us, the shares will become fully exercisable on 10/27/2010.

(18)
The option was granted on 10/22/2007. Assuming continued employment with us, the shares will become fully exercisable on 10/22/2011.

(19)
The option was granted on 10/31/2008. Assuming continued employment with us, the shares will become fully exercisable on 10/31/2012.

(20)
The option was granted on 8/29/2005. Assuming continued employment with us, the shares will become fully exercisable on 8/29/2009.

(21)
The option was granted on 10/27/2006. Assuming continued employment with us, the shares will become fully exercisable on 10/27/2010.

(22)
The option was granted on 10/22/2007. Assuming continued employment with us, the shares will become fully exercisable on 10/22/2011.

(23)
The option was granted on 10/31/2008. Assuming continued employment with us, the shares will become fully exercisable on 10/31/2012.

(24)
The option was granted on 6/1/2005. Assuming continued employment with us, the shares will become fully exercisable on 6/1/2009.

(25)
The option was granted on 9/2/2005. Assuming continued employment with us, the shares will become fully exercisable on 9/2/2009.

(26)
The option was granted on 10/27/2006. Assuming continued employment with us, the shares will become fully exercisable on 10/27/2010.

(27)
The option was granted on 10/22/2007. Assuming continued employment with us, the shares will become fully exercisable on 10/22/2011.

(28)
The option was granted on 10/31/2008. Assuming continued employment with us, the shares will become fully exercisable on 10/31/2012.

(29)
Vesting terminates as of March 31, 2009, unless Dr. Yin signs a general release of claims in favor of the Company during April 2009, at which point vesting of all options held by Dr. Yin will be accelerated in full effective as of March 31, 2009.

Option Exercises and Stock Vested During Last Fiscal Year

        The following table shows all stock options exercised and value realized upon exercise by the named executive officers during the fiscal year ended December 31, 2008:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Minsheng Lin	—	—
Davis Zhang	—	—
Wilson W. Cheung	50,000	$140,178
John J. Cerilli	—	—
Robert G. Ochrym	15,000	$62,694
Former Officer:
Philip C.S. Yin	—	—

    (1)
    Based on the difference between the market price of our common stock on the date of exercise and the exercise price.

Potential Payments upon Termination or Change in Control

Acceleration of Stock Options

        Stock option grants were made to employees under our 1997 Stock Option Plan pursuant to a standard form of stock option agreement. The standard form of stock option agreement provided that in the event of a "change in control," as defined therein, and termination of employment or resignation for "good reason" as defined therein, of the individual's employment, within twelve months after the change in control, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation. Options granted to all of our employees from 2002 until the adoption of our 2007 Equity Incentive Plan, including options granted to our named executive officers and directors, include these provisions which provide for acceleration in full upon a change of control event in which the employee is terminated or constructively dismissed within 12 months after the change in control. Options granted to our directors accelerate in full upon the change in control event, whether or not there is a termination of their service to the Company. All options so accelerated remain exercisable for the earlier of the term of the option or six months after the effective date of the termination.

        The following are the applicable definitions under the 1997 Stock Option Plan:

        A "Change in Control" shall mean an event or a series of related events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of our voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

        An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company:

  •
  the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

  •
  a merger or consolidation in which the Company is a party;

  •
  the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

  •
  a liquidation or dissolution of the Company.

        "Termination After Change in Control" shall mean any of the following events occurring within twelve (12) months after a Change in Control:

  •
  termination by the Participating Company Group of the Optionee's Service with the Participating Company Group for any reason other than for Cause (as defined below); or

  •
  the Optionee's resignation for Good Reason (as defined below) from all capacities in which the Optionee is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.

  •
  Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Optionee's Service with the Participating Company Group which (1) is for Cause (as defined below); (2) is a result of the Optionee's death or disability; (3) is a result of the Optionee's voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

        "Cause" shall mean any of the following: (i) the Optionee's theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Optionee's improper use or disclosure of a Participating Company's confidential or proprietary information; (iii) any action by the Optionee which has a detrimental effect on a Participating Company's reputation or business; (iv) the Optionee's failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee's ability to perform his or her duties with a Participating Company.

        "Good Reason" shall mean any one or more of the following:

  •
  without the Optionee's express written consent, the assignment to the Optionee of any duties, or any limitation of the Optionee's responsibilities, substantially inconsistent with the Optionee's positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

  •
  without the Optionee's express written consent, the relocation of the principal place of the Optionee's Service to a location that is more than thirty (30) miles from the Optionee's principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Optionee than such travel requirements existing immediately prior to the date of the Change in Control; or

  •
  any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Optionee's base salary in effect immediately prior to the date of the Change in Control by more than 15% (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Optionee's), or (2) the Optionee's bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee).

        Stock option grants made to our named executive officers and directors under our 2007 Equity Incentive Plan provide that in the event of a "Change in Control," as defined therein, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation.

        Under the 2007 Equity Incentive Plan, a "Change in Control" is defined as any of the following:

  •
  any person becomes the direct or indirect beneficial owner of more than 50% of the voting power of our stock;

  •
  any one or related series of the following in which the stockholders immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of our voting securities, our successor or the entity to which our assets were transferred;

  •
  the sale or exchange by the stockholders of more than 50% of our voting stock or a merger to which we are a party; or

  •
  the sale of all or substantially all of our assets.

        If we had been the subject of a change of control that resulted in the termination of employment or resignation for good reason of any of our executive officers as of December 31, 2008, the last business day of our fiscal 2008, the number of options to purchase our common stock held by each executive officer as indicated below would have accelerated and become immediately exercisable and vested in full as of such date. In addition, based on the difference between the weighted average exercise price of the options and $1.35, the closing price of our common stock on December 31, 2008, the net value of these options would be as set forth below:

Name	Number of Options Accelerated	Value of Accelerated Options(1)
Minsheng Lin	110,762	$2,057
Davis Zhang	47,829	$188
Wilson W. Cheung	81,837	$188
John J. Cerilli	40,104	$583
Robert G. Ochrym	34,851	$107

    (1)    Based on a common stock price of $1.35 per share, the closing price of our common stock on the Nasdaq Global Market on December 31, 2008, less the applicable exercise price for each option for which vesting is accelerated.

Lin Employment Contract

        On June 28, 2005, we entered into an employment agreement with Mr. Minsheng Lin, Chief Operating Officer. If Mr. Lin's employment with us is terminated without cause, he shall be eligible to receive payment of severance in an amount equal to twelve months of his then current salary.

        If we had terminated Mr. Lin's employment without cause on December 31, 2008, the last business day of our fiscal 2008, Mr. Lin would have received the following severance benefits under his employment agreement: a payment of $261,000, consisting of his annual base salary for fiscal 2008.

Cheung Employment Contract

        On June 28, 2005, we entered into an employment agreement with Mr. Wilson W. Cheung, Chief Financial Officer. If Mr. Cheung's employment with us is terminated without cause, or if Mr. Cheung terminates his employment as a result of a defined constructive termination, he shall be eligible to receive continuing payment of his last base salary and COBRA benefits for one year after such termination.

        If we had terminated Mr. Cheung's employment without cause on December 31, 2008, the last business day of our fiscal 2008, Mr. Cheung would have received the following severance benefits under his employment agreement: (b) a payment of $240,000, consisting of his annual base salary for fiscal 2008, and (b) twelve months of COBRA benefits of $1,300.

        Each of the agreements with Mr. Lin and Mr. Cheung provide that employment may be terminated by us under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, termination "for cause":

  •
  any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude,

  •
  any breach or neglect of the duties required to perform under the terms of this Agreement,

  •
  engaging in willful misconduct in the performance of duties, committing insubordination (in the sole, reasonable discretion of your supervisor or our Board of Directors), or otherwise failing to perform duties as directed by your supervisor or our Board of Directors,

  •
  being guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense.

Zhang Employment Contract

        On January 10, 2006, we entered into an employment agreement with Mr. Davis Zhang, President, Joint Venture Operations. In the event that Mr. Zhang is terminated without cause, we shall pay Mr. Zhang an amount equal to twenty-four (24) months of his then current salary and reimbursement of health benefits.

        Employment may be terminated by us under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, termination "for cause":

  •
  any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude,

  •
  any breach or neglect of the duties required to perform under the terms of this Agreement,

  •
  engaging in willful misconduct in the performance of duties, committing insubordination (in the sole, reasonable discretion of your supervisor or our Board of Directors), or otherwise failing to perform duties as directed by your supervisor or our Board of Directors,

  •
  being guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense.

        If we had terminated Mr. Zhang's employment without cause on December 31, 2008, the last business day of our fiscal 2008, Mr. Zhang would have received severance benefits under his employment agreement equal to (a) a payment of $470,400, consisting of two times his annual base salary for fiscal 2008 of $235,200, and (b) reimbursement of twenty four months of health benefits of $30,360.

Non-Competition and Non-Solicitation Agreements

        As a condition to each executive's entitlement to receive the base salary amounts and equity award acceleration referenced in the tables above, the executive is required to execute a waiver of claims against us and shall be bound by the terms of a non-competition agreement which prohibits the executive from working in our industry for a period equal to the greater of one year from the executive's termination of employment, or, in the case of a change in control, two years from the date of the change in control.

Compensation of Directors

        Directors who are also our employees do not receive any additional compensation for their services as directors. Non-employee directors are paid a cash retainer and retainers for service on committees of the Board of Directors. In addition, each non-employee director was reimbursed for reasonable expenses incurred. We additionally granted restricted stock awards to non-employee directors in 2008 equal to such number of shares determined by dividing the sum of $25,000 by the closing prices of our common stock on The Nasdaq Global Market on the dates of grant, which resulted in the awards of 15,723 shares of restricted stock to each of our non-employee directors. The awards vest over three years in equal installments on the anniversary of the dates of grant, conditioned upon the recipient's continued service as a member of the Board or employee or other consultant on each relevant vesting date. During 2008, each of our non-employee directors received the following fees for board and committee meeting attendance.

Board cash retainer: Initial Equity Grant (for new directors only)	• $25,000 per annum ($6,250 per quarter) • Restricted stock valued at $40,000, vesting in three equal annual installments
Annual Equity Grant	• Restricted stock valued at $25,000, based upon the closing stock price on the date of the grant vesting in three equal annual installments
Annual cash retainers for committee service:	• Audit: $5,000 • Compensation: $2,000 • Nominating and Corporate Governance: none
Annual cash retainers for committee chairs:	• Audit: $12,000 • Compensation: $6,000 • Nominating and Corporate Governance: $2,000
Non-executive Chairman of the Board:	• Annual cash retainer of $7,500

        The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jesse Chen	$41,500	$25,000	—	—	$66,500
David C. Chang	$36,000	$25,000	—	—	$61,000
Leonard LeBlanc	$39,000	$25,000	—	—	$64,000
Philip C.S. Yin	—	—	—	—	—
Morris S. Young	$25,000	$25,000	—	—	$50,000

Procedures for Approval of Related Person Transactions

        The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

        The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

  •
  an executive officer, director or director nominee;

  •
  any person who is known to be the beneficial owner of more than 5% of our common stock;

  •
  any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock;

  •
  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

        Pursuant to our Code of Business Conduct and Ethics, our employees, executive officers, and directors, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our audit committee (or other independent committee of our board of directors in cases where it is inappropriate for our audit committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an employee, executive officer, director, principal stockholder, or any of such persons' immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval.

Certain Relationships and Related Transactions

        Since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person's immediate family had or will have a direct or indirect material interest other than the transactions described below.

        We have made strategic investments in five joint ventures, which are private companies located in China, in order to gain access to raw materials at competitive cost that are critical to our substrate manufacturing process. We purchase raw materials from each of these five joint ventures, including gallium, arsenic, germanium dioxide, pyrolitic boron nitride crucibles, and boron oxide.

        Our ownership of Beijing Ji Ya Semiconductor Material Co., Ltd. (Ji Ya) at inception was 51%. We purchase 99.99% pure gallium (4N Ga) from Ji Ya and have that tolled into high purity gallium which we use in our substrate manufacturing process. During 2005, our ownership share was reduced to 46% as 5% of our ownership was given to Ji Ya's management upon fulfillment of working at Ji Ya for at least four years. There are no further outstanding commitments. We will continue to consolidate Ji Ya as we have significant influence in management and have a majority control of the board of directors. Our Chief Financial Officer is the chairman of the board of directors, while our Chief Operating Officer, and our President of Joint Venture Operations are members of the board of directors. During fiscal 2008, our former Chief Executive Officer also served as a member of the board of directors.

        We have a similar arrangement with Nanjing Jin Mei Gallium Co., Ltd. (Jin Mei) where our ownership at inception was 88%. We send the 99.99% pure gallium (4N Ga) that we purchase from Ji Ya to Jin Mei to have that tolled into high purity gallium which we use in our substrate manufacturing process. During 2005, our ownership share was reduced to 83% as 5% of our ownership was given to Jin Mei's management upon fulfillment of working at Jin Mei for at least three years. There are no further outstanding commitments. We will continue to consolidate Jin Mei as we have significant influence in management and have a majority control of the board of directors. Our Chief Operating Officer is chairman of the board of directors, while our President of Joint Venture Operations is a member of the board of directors. During fiscal 2008, our former Chief Executive Officer also served as a member of the board of directors.

        We have significant influence in management over Beijing BoYu Semiconductor Vessel Craftwork Technology Co., Ltd (BoYu), have a controlling financial interest of 70%, and have a majority control of the board of directors. We purchase paralytic boron nitride (pBN) crucibles from BoYu to use in our substrate manufacturing process. Our former Chief Executive Officer served as chairman of the board of directors during fiscal 2008, while our Chief Operating Officer and our President of Joint Venture Operations are members of the board of directors.

 EQUITY COMPENSATION PLAN INFORMATION

        We currently maintain one compensation plan that provide for the issuance of common stock to officers and other employees, directors, and consultants. This plan is the 2007 Equity Incentive Plan which was approved by stockholders. Our 1997 Stock Option Plan was amended and restated as the 2007 Equity Incentive Plan, and all shares outstanding are reflected under the 2007 Equity Incentive Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 2007 Equity Incentive Plan as of December 31, 2008:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders 2007 Equity Incentive Plan	2,764,210	$2.74	2,466,039
Equity compensation plans not approved by stockholders—None	NA	NA	NA
Total	2,764,210		2,466,039

 PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

        The following table sets forth, as of March 31, 2009, certain information with respect to the beneficial ownership of our common stock by:

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our directors and director nominees;

  •
  each of our executive officers; and

  •
  all executive officers and directors as a group.

        Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

        Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of March 31, 2009, including upon exercise of stock options; however, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership are based upon 30,512,899 shares of common stock outstanding on March 31, 2009.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
State of Wisconsin Investment Board(4) P.O. Box 7842 Madison, Wisconsin 53707	3,039,469	9.96%
JDS Capital Management, Inc.(5) 100 Park Avenue, 17th Floor New York, NY 10013	2,999,400	9.83%
Dimensional Fund Advisors LP(6) 1299 Ocean Avenue Santa Monica, California 90401	2,137,629	7.01%
Marathon Capital Management(7) North Park Drive, Suite 106 Hunt Valley, MD 21030	1,902,430	6.23%
Minsheng Lin(8)	133,061	*
Davis Zhang(9)	414,933	1.34%
Wilson W. Cheung(10)	115,278	*
John J. Cerilli(11)	49,428	*
Robert G. Ochrym(12)	24,376	*
Raymond A. Low(13)	49,827	*
Jesse Chen(14)	129,051	*
David C. Chang(15)	111,776	*
Leonard LeBlanc(16)	78,926	*
Morris S. Young(17)	1,077,967	3.50%
Directors and executive officers as a group (10 persons)(18)	2,517,942	7.87%
Former Officer:
Philip C.S. Yin(19)	333,319	*

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 30,512,899 shares of Common Stock outstanding as of March 31, 2009, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 31, 2009 are deemed to be outstanding for the purpose of calculating that stockholder's percentage beneficial ownership.

(4)
Based on a Schedule 13G/A filed by State of Wisconsin Investment Board with the SEC on January 30, 2009. The State of Wisconsin Investment Board retains sole voting and dispositive power over all such shares.

(5)
Based on a Schedule 13G/A filed by JDS Capital Management, Inc. with the SEC on February 13, 2009. JDS Capital Management, Inc. retains sole voting and dispositive power over all such shares.

(6)
Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009. Includes 2,137,629 shares beneficially owned by Dimensional Fund Advisors LP., an investment advisor, as a result of its serving as an investment advisor to four investment companies and as investment manager to certain other commingled group trusts and separate accounts (the "Funds"). According to the Schedule 13G/A, in its roles as investment advisor or manager, Dimensional Fund Advisors LP possesses sole voting power over 2,111,829 shares and sole dispositive power over 2,137,629 shares, that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of AXT held by the Funds. However, all such shares of AXT are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares of AXT.

(7)
Based on a Schedule 13G filed by Marathon Capital Management with the SEC on January 20, 2009. Marathon Capital Management retains sole voting over 219,100 shares and sole dispositive power over 1,902,430 shares.

(8)
Includes 125,061 shares subject to options that may be exercised within 60 days after March 31, 2009.

(9)
Includes 72,852 shares held by Davis Zhang and Christina Li, Mr. Zhang's spouse, and 342,081 shares subject to options exercisable within 60 days of March 31, 2009.

(10)
Includes 114,278 shares subject to options that may be exercised within 60 days after March 31, 2009.

(11)
Includes 49,428 shares subject to options that may be exercised within 60 days after March 31, 2009.

(12)
Includes 2,500 shares held by Mr. Ochrym's son, and 21,876 shares subject to options that may be exercised within 60 days after March 31, 2009.

(13)
Includes 49,827 shares subject to options that may be exercised within 60 days after March 31, 2009.

(14)
Includes 2,841 shares of restricted stock, and 56,000 shares subject to options that may be exercised within 60 days after March 31, 2009.

(15)
Includes 2,841 shares of restricted stock, and 66,000 shares subject to options that may be exercised within 60 days after March 31, 2009.

(16)
Includes 2,841 shares of restricted stock, and 30,000 shares subject to options that may be exercised within 60 days after March 31, 2009.

(17)
Includes 755,793 shares held by the Young Family Trust and the Morris Young Family Ltd. Partnership, of which Morris Young disclaims beneficial ownership. Also includes 302,174 shares subject to options that may be exercised within 60 days after March 31, 2009.

(18)
See notes (8) through (18). Includes 1,469,544 shares subject to options that are currently exercisable or will become exercisable within 60 days after March 31, 2009 beneficially owned by executive officers and directors.

(19)
Includes 312,819 shares subject to options that may be exercised within 60 days after March 31, 2009. If vesting of options held by Dr. Yin is accelerated as a result of any agreement reached with Dr. Yin as a result of his resignation of employment, then 479,250 shares will be fully vested and exercisable prior to March 31, 2010.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our bylaws. For a stockholder proposal to be included in our proxy materials for the 2010 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 18, 2009. Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials, may be brought before the 2010 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, or December 18, 2009. The stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of AXT common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. You can also access our SEC filings, including our 2008 Annual Report on Form 10-K, on our website under the "Investors" section at www.axt.com.

 TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2009 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                      By order of the Board of Directors

                      WILSON W. CHEUNG
                      Chief Financial Officer
                      and Corporate Secretary

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Jesse Chen and Wilson W. Cheung, and each of them, as his or her true and lawful agents and proxies with full power of substitution and hereby authorizes them to represent the undersigned and to vote all of the shares of common stock in AXT, Inc. which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders to be held at 4281 Technology Drive, Fremont, California on May 26, 2009 at 10:00 a.m. Pacific Daylight Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in AXT’s proxy statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting. With- For All For hold Except Detach above card, sign, date and mail in postage paid envelope provided. AXT, INC. REVOCABLE PROXY AXT, INC. ç ç For Against Abstain PLEASE MARK VOTES AS IN THIS EXAMPLE Date Please be sure to date and sign this proxy card in the box below. 5130 This proxy when properly executed will be voted at the Annual Meeting and any continuations or adjournments thereof in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominee for election to the Board of Directors, and FOR ratification of Burr, Pilger & Mayer LLP as independent registered public accounting firm, or as said proxies deem advisable on such other matters as may properly come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AXT, INC. 1. Election of director listed below. Class II Director: Jesse Chen 2. To ratify the appointment of Burr, Pilger & Mayer LLP as AXT’s independent registered public accounting firm for the fiscal year ending December 31, 2009. 3. To transact such other business as may properly come before the meeting or any adjournment thereof. Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, please print the full corporate name and indicate the capacity of the duly authorized officer executing on behalf of the corporation. If signer is a partnership, please print the full partnership name and indicate the capacity of the duly authorized person executing on behalf of the partnership. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting. If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save the company expense by voting your shares by telephone or the internet twenty-four hours a day, seven days a week. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. Stockholder sign above Co-holder (if any) sign above

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, MAY 26, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2009
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
2008 GRANTS OF PLAN-BASED AWARDS
EQUITY COMPENSATION PLAN INFORMATION
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS